EXHIBIT 21.1

Name	Jurisdiction
Garrison Capital Equity Holdings I LLC	Delaware
Garrison Capital Equity Holdings II LLC	Delaware
Garrison Capital Equity Holdings V LLC	Delaware
Garrison Capital Equity Holdings VI LLC	Delaware
Garrison Capital Equity Holdings VII LLC	Delaware
Garrison Capital Equity Holdings VIII LLC	Delaware
Garrison Capital Equity Holdings IX LLC	Delaware
Garrison Capital Equity Holdings XI LLC	Delaware
Garrison Capital PL Holdings LLC	Delaware
GIG Rooster Holdings I LLC	Delaware
Garrison Funding 2018-2 Ltd.	Cayman Islands
Garrison Funding 2018-2 LLC	Delaware
Garrison Capital SBIC Holdco Inc.	Delaware
Garrison Capital SBIC LP	Delaware
Garrison Capital SBIC General Partner LLC	Delaware